Exhibit 10.14

                                   ADDENDUM TO
                     CONTRACT SALES REPRESENTATIVE AGREEMENT

     THIS ADDENDUM is to the Contract Sales Representative Agreement entered into on the 15th day of November 2004 between Reclamation Consulting and Applications Inc. and Rosiane Jacomini for the State of Connecticut.

     Under the terms of the Contract Sales Representative Agreement, Contract Sales Representative agrees to pay RCAI a one-time License Fee of $25,000 upon execution of this Agreement. This License Fee will secure exclusive license for the RCAI Products within the Territory for a period of 5 years.

     With respect to the License Fee, RCAI offers to Contract Sales Representative and Contract Sales Representative accepts that the $25,000 license fee shall be paid out of Alderox(TM) product sales instead of a lump sum payment.

     Under this agreement, RCAI will increase Contract Sales Representative's commission from $1.50 to $2.00 per gallon. The $0.50 per gallon difference will be retained by RCAI upon payment from the customer and applied toward the outstanding balance on the License Fee.

     Contract Sales Representative may make additional payments against the License Fee at any time and without penalty.

     Once the License Fee has been paid in full, commissions will revert back to $1.50.


Signed and agreed to by:


RCAI                                              Contract Sales Representative



/s/ GORDON DAVIES                                  /s/ ROSIANE JACOMINI
-----------------                                  --------------------
Gordon Davies, President/Director                  Rosiane Jacomini